BlackRock FundsSM:  BlackRock Advantage Small Cap Growth Fund (the
"Fund")

77M

Mergers

Attached please find as an exhibit to Sub-Item 77M of Form N-
SAR, information regarding a reorganization in which the Fund, a series of BlackRock Funds, was the surviving party.


BlackRock FundsSM:  BlackRock Advantage Small Cap Growth Fund

77M

Mergers

During the fiscal semi-annual period ended March 31, 2018, BlackRock Advantage Small Cap Growth Fund (the "Acquiring
Fund"), a series of BlackRock Funds? (the "Registrant"), acquired substantially all of the assets and assumed substantially all of the liabilities of BlackRock Small Cap Growth Fund II, a series of BlackRock Series, Inc. (the "Target Fund"), including the assets the Target Fund acquired from Master Small Cap Growth Portfolio, a series of BlackRock Master LLC (the "Master Target Fund"). Before the reorganization described below, the Target Fund invested all of its investable assets in the Master Target Fund.

At a meeting held on March 23, 2017, the Board of the Registrant, with respect to the Acquiring Fund, the Board of BlackRock Series, Inc., with respect to the Target Fund and the Board of BlackRock Master LLC, with respect to the Master Target Fund, each approved the proposal which provided for the reorganization consisting of: (i) the transfer of the assets and liabilities of the Master Target Fund to the Target Fund in exchange for the surrender of all of the limited liability company interests of the Master Target Fund owned by the Target Fund (which transfer may be structured as an in-kind liquidation of the Master Target Fund); (ii) the transfer of the assets and liabilities of the Target Fund, including the assets it acquired from the Master Target Fund, to the Acquiring Fund in exchange for newly-issued shares of the Acquiring Fund having an aggregate net asset value equal to the value of the assets of the Target Fund acquired by the Acquiring Fund reduced by the liabilities of the Target Fund; and (iii) the distribution of the newly-issued shares of the Acquiring Fund to the shareholders of the Target Fund (the "Reorganization"). The termination of the Target Fund and the Master Target Fund following the completion of the Reorganization also was approved.

On March 29, 2017, in connection with the Reorganization, the Registrant filed a Registration Statement on Form N-14 (File No. 333-216992) (the "N-14 Registration Statement"). The N-14 Registration Statement contained the proxy materials soliciting the approval of the Reorganization by the shareholders of the Target Fund. The N-14 Registration Statement went effective on May 4, 2017. A shareholder meeting was held on August 24, 2017 to hold a vote of the Target Fund shareholders to approve the proposed reorganization; however, sufficient shareholder participation in the voting process was not obtained. As such, the Registrant filed an updated Registration Statement on Form N-14 under the same File No. as the N-14 Registration Statement (the "Second N-14 Registration Statement"). The Second N-14 Registration Statement included updated proxy materials soliciting the approval of the reorganization by the Target Fund shareholders. The Second N-14 Registration Statement went effective on October 6, 2017.

At a shareholder meeting held on November 27, 2017, the requisite shareholders of the Target Fund and the interestholders of the Master Target Fund approved the Reorganization. As a result, the Acquiring Fund acquired substantially all of the assets and assumed substantially all of the liabilities of the Target Fund, including the assets it acquired from the Master Target Fund, in exchange for an equal aggregate value of Acquiring Fund shares. The Reorganization was completed on March 5, 2018.